UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

Strong Growth
We were pleased to report a 24% increase in net income for fiscal 2022 driven by a 26% increase in product sales, despite semiconductor supply-chain challenges.

Robust Product Development
Our growth strategy centers on the Industrial Internet of Things, which could enable a new wave of factory automation.
The robots and mechatronics that power these factories use our devices for more precise control and more efficient manufacturing. Our other major target market is sensors for safer, more effective medical devices. New product introductions in the past year included:
    • our most sensitive magnetic sensor ever;
    • a new current sensor;
    • a high-sensitivity Smart Magnetometer;
    • rotational sensors with thousandths of a degree resolution for ultraprecise motion control and robotics;
    • data couplers with isolated power convertors to transmit power as well as data; and
    • ultralow power magnetic switches for medical devices and hearables.

Please visit our Website or YouTube channel for more information and demonstrations of these unique products.

In addition to new products, we are working on cutting-edge R&D programs that build on NVE's core competencies.

New and Existing Customers
Semiconductor shortages have posed threats but also opportunities. We have addressed the threats to our supply chain with the cooperation of our suppliers and the dedication and ingenuity of our employees. We have taken advantage of the opportunities by qualifying our products and earning the business of new customers facing shortages of conventional semiconductors.

Top medical suppliers such as Abbott's Pacesetter subsidiary rely on our products for their life-changing devices. This year we extended our Supplier Partnering Agreement with Abbott.

Meeting Customers Face-to-Face
In-person tradeshows resumed in the past year, and we teamed with our distributors at several international shows in the past several months. We will exhibit under our own banner at Sensors Converge starting June 27 in San Jose.

Investments in the Future
Capital expenditures were $485,000 in fiscal 2022, the most since fiscal 2018. Most of the investments were for test equipment to increase our production capacity and alleviate potential bottlenecks. We converted part of our building to accommodate the new equipment. In addition to expanding production, we completed a spruce up of our office areas for a more appealing and efficient work environment.

Putting Shareholders First
We continued to aggressively return cash to enhance your shareholder value. We have paid generous dividends since 2015, and have repurchased stock each of the past three fiscal years.

We look forward to meeting shareholders in person at our upcoming Annual Meeting for the first time since 2019. We will have live, hands-on product demonstrations, which are popular with our shareholders. If you’re unable to attend, please visit our YouTube channel to see the demonstrations.

A Bright Future
In-demand products, investments in new products, increased capacity, and fast-growing markets set the stage for continued growth.

Thank-you for your continued support.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. Actual results could differ materially from the information provided, and we undertake no obligation to update forward-looking statements.